Exhibit 2.1

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF MERGER

        This First Amendment to Agreement and Plan of Merger and Letter of Consent (this “First Amendment”) is made and entered into as of this 3rd day of July 2008 by and among Israel Growth Partners Acquisition Corporation, a Delaware corporation (“IGPAC”), Negevtech Ltd., an Israeli company (“Parent”) and Negevtech Acquisition Subsidiary Corp., a Delaware corporation (“Merger Sub”).

BACKGROUND

    A.        IGPAC, Parent and Merger Sub, entered into that certain Agreement and Plan of Merger dated as of March 6, 2008 (the “Merger Agreement”).

    B.        In accordance with Section 8.12 of the Merger Agreement, IGPAC, Parent, and Merger Sub have agreed to amend the Merger Agreement and certain exhibits delivered in connection therewith as set forth herein.

STATEMENT OF AGREEMENT

        The parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

    1.01       Certain Definitions. Unless otherwise defined herein, all capitalized terms used herein have the meanings given to them in the Merger Agreement.

ARTICLE II

AMENDMENTS TO THE PURCHASE AGREEMENT

    2.01       Section 1.13 of Merger Agreement. Section 1.13 of the Merger Agreement is hereby amended and superseded in all respects by the provisions of this First Amendment. As amended and restated, Section 1.13 reads in its entirety:

    1.13        Adjustments. In order to minimize the overall effect of fractional shares which may be issuable by Parent as a result of calculation of the Exchange Ratio (including, without limitation, upon exercise of IGPAC Warrants, Equivalent Warrants and the Underwriter Purchase Option) or in order to otherwise cause the Exchange Ratio to equal a whole number, including one (1), the Parent may, at its discretion, waive any portion of the Deductible IGPAC Expenses (thereby increasing the IGPAC Price Per Share) and/or may adjust its registered (authorized) share capital and/or its issued and outstanding share capital as of the Effective Time (thereby adjusting the Parent Price Per Share).

    2.02       Section 5.6 c. of Merger Agreement. Section 5.6 c. of the Merger Agreement is hereby amended and superseded in all respects by the provisions of this First Amendment. As amended and restated, Section 5.6 c. reads in its entirety:

c. For a period of six (6) years after the Closing Date, Parent shall maintain in effect policies ensuring the liability of IGPAC’s directors and officers insurance with respect to matters existing or occurring prior to the Closing Date (including without limitation, acts or omissions occurring in connection with the approval of this Agreement, the Merger and the other transactions contemplated by this Agreement and the consummation of such transactions hereby) at the current level and scope of directors’ and officers’ liability insurance coverage as set forth in IGPAC’s directors and officers insurance policies in effect as of the date of this Agreement.

    2.03        Section 5.16 of Merger Agreement. Section 5.16 of the Merger Agreement and Parent’s obligations thereunder are hereby cancelled and terminated and Section 5.16 of the Merger Agreement is hereby deleted.

    2.04       New Section 6.2 (n). Section 6 of the Merger Agreement is hereby amended by inserting a new Section 6.2(n) to read as follows:

“(n) IGPAC shall have obtained and delivered to Parent the duly executed consent of HCFP/Brenner Securities to the deregistration under the Exchange Act of the securities of IGPAC, including units, common stock, class B common stock and warrants of IGPAC.”

    2.05       Section 6.3 g. to the Merger Agreement. Section 6.3 g. of the Merger Agreement is hereby amended and superseded in all respects by the provisions of this First Amendment. As amended and restated, Section 6.3 g. reads in its entirety:

g. The Amended and Restated Shareholders’ Rights Agreement, dated July 20, 2007, between the Parent and certain shareholders shall have been amended and restated in its entirety to be substantially in the form of Exhibit J hereto.

    2.05       Amendment of contact information of Tulchinsky Stern Marciano, Ben Zur Cohen & Co. The contact information of ‘Tulchinsky Stern Marciano, Ben Zur, Cohen & Co.’ as set forth in Section 8.2 of the Merger Agreement is hereby amended to be as follows:

Tulchinsky Stern Marciano Cohen & Co. Museum Tower 4 Berkowitz Street Tel Aviv 64238 Israel Attention: David Cohen, Adv. Telephone: (+972)-3-607 5000 Facsimile: (+972)-3-607 5050

    2.06       Amendment of the term “Deductible IGPAC Expenses”. The term “Deductible IGPAC Expenses”as defined in the Merger Agreement (Section 8.3 u.), is hereby amended to be as follows:

u. the term “Deductible IGPAC Expenses” shall mean an aggregate amount of $2,250,000 comprised of the Underwriter Fee and half of the Broker’s Fee.

    2.07        Amendment of the term “Exchange Ratio”. The term “Exchange Ratio” as defined in the Merger Agreement (Section 8.3 dd.), is hereby amended to be as follows:

dd. the term “Exchange Ratio” shall mean the number obtained by dividing the IGPAC Price Per Share by the Parent Price Per Share (rounded down to the nearest two digits after the decimal point). Based on the foregoing, prior to any adjustment pursuant to Section 1.13 above, the Exchange Ratio is 3.84.

    2.08       Amendment of the term “IGPAC Price Per Share”. The term “IGPAC Price Per Share” as defined in the Merger Agreement (Section 8.3 mm.), is hereby amended to be as follows:

mm. the term “IGPAC Price Per Share” shall mean $4.50 which is the result of dividing (x) (A) 80.01% of the amount of Net Cash as of July 18, 2008 which Net Cash is estimated by the parties as $54,966,886.21 (based on the amount in the Trust Fund as of May 31, 2008 plus an estimate of the interest which will accrue on the Trust Fund on the basis of no change in United States interest rates from June 10, 2008 until July 18, 2008) minus (B) the Deductible IGPAC Expenses, by (y) (C) 1,065,100 (which is the number of issued and outstanding shares of IGPAC Common Stock as of May 31, 2008) plus (D) 8,189,824 (which is 80.01% of the number of issued and outstanding shares of Class B Common Stock as of May 31, 2008).

    2.09       Amendment of the term “Net Cash”. The term “Net Cash” as defined in the Merger Agreement (Section 8.3 ggg.), is hereby amended to be as follows:

ggg. the term “Net Cash” shall mean all cash held by IGPAC including the Trust Fund.

    2.10       Amendment of the term “Parent Price Per Share”. The term “Parent Price Per Share” as defined in the Merger Agreement (Section 8.3 ppp.), is hereby amended to be as follows:

ppp. the term “Parent Price Per Share” shall mean $1.17, which is the result of dividing (x) $35 million, by (y) 29,875,181 (the number of issued and outstanding shares of Parent (on a fully diluted and as converted basis) as of June 30, 2008).

    2.11       Exhibit E (Parent Shareholder Undertaking). Exhibit E annexed to the Merger Agreement is hereby amended, restated and superseded in all respects by the form attached hereto as ‘Exhibit E’.

    2.12       Exhibit G-2 (IGPAC Officers/Directors Lock-Up Agreement). Exhibit G-2 annexed to the Merger Agreement is hereby amended and superseded in all respects by the form attached hereto as ‘Exhibit G-2'.

    2.13       Exhibit J (Registration Rights Agreement). Exhibit J annexed to the Merger Agreement is hereby amended and superseded in all respects by the form attached hereto as ‘Exhibit J’.

    2.14       IGPAC Disclosure Schedule. The IGPAC Disclosure Schedule annexed to the Merger Agreement is hereby amended and superseded in all respects by the form attached hereto as the “IGPAC Disclosure Schedule”.

ARTICLE III

Miscellaneous

    3.01        First Amendment..

a.	The transactions contemplated hereby are subject to the approval by at least a majority of the shares of Parent, on an as converted basis, present in person or represented by proxy and voting at a meeting of the holders of Parent shares, which majority must include at least sixty percent of the Parent Preferred Shares (the “Parent Shareholder Approval of First Amendment”). The Parent has called for a meeting of the Parent Shareholders, to be held no later than July 15, 2008 (the “Meeting Date”).

b.	On and after the date hereof: (i), each reference in the Merger Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring to the Merger Agreement, shall mean and be a reference to the Merger Agreement as amended by this First Amendment; (ii)The Merger Agreement as amended by this First Amendment constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, representations or other arrangements, whether express or implied, written or oral, of the parties in connection therewith except to the extent expressly incorporated or specifically referred to herein; and in the event of a conflict between the respective provisions of the Merger Agreement and this First Amendment, the terms of this First Amendment shall control; and (iii) except as specifically amended by the terms of this First Amendment, the terms and conditions of the Merger Agreement will and shall remain in full force and effect for all purposes.

    3.02       Proxies. Parent has received as of the date of this First Amendment, and has furnished IGPAC with a copy of, fully executed proxies (the “Proxies”) entered into by Parent Shareholders who hold at least a majority of the shares of the Parent on an as-converted basis, which majority includes at least sixty percent of the Parent Preferred Shares. The Proxies authorize certain members of the Parent’s management to vote the shares covered by the Proxies in favor of the Merger and the other transactions contemplated hereby.

    3.03       Counterparts; Facsimile Signatures. This First Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile or delivery of a scanned copy by electronic mail to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence.

    3.04       Governing Law. This First Amendment shall be governed by and construed in accordance with the laws of the State of Israel regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

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        [Signature Page to First Amendment]

        IN WITNESS WHEREOF, each of the parties hereto has caused this First Amendment to be executed by its duly authorized officers, as of the date first above written.

Israel Growth Partners Acquisition Corporation By: —————————————— Name: Title:

Negevtech Ltd. By: —————————————— Name: Title:

Negevtech Acquisition Subsidiary Corp. By: —————————————— Name: Title:

‘Exhibit E’

‘Exhibit G-2'

‘Exhibit J’

IGPAC DISCLOSURE SCHEDULES

Section 1.12

—	Dror Gad

—	Carmel Vernia

—	Matty Karp

Section 3.5(a)

With regards only to subsection (iv) of Section 3.5(a), except for:

—	The right of IGPAC stockholder's to exercise IGPAC Warrants;

—	The right to exercise the Underwriter Purchase Option;

—	Payments due to Yigal Arnon & Co. in accordance with the Representation Agreement (as defined in Section 3.22(a));

—	Payments due to Greenberg, Traurig LLP in accordance with the US Representation Agreement (as defined in Section 3.22(a));

—	Payments due to Deutsche Bank AG. in accordance with the Broker Agreement (as defined in Section 3.22(a) and subject to the outcome of discussions described in Section 3.21(b) below);

—	Payments due to BDO Ziv Haft dated January 1, 2008 for the provision of financial consulting services.

—	Payments due to HCFP/Brenner Securities LLC in accordance with the Underwriter Agreement (as defined in Section 3.22(a)).

—	Payments due to several other minor service providers whose fees shall not individually exceed $50,000 (the “Minor Providers”), which in the aggregate do not exceed $100,000.

Section 3.11

—	On December 31, 2007, UVE Partners LLC contacted IGPAC and threatened to bring a class action against IGPAC in the event a letter of intent for a business combination was not executed prior to January 11, 2008, and in such event the trust fund was to be dispersed between the IGPAC stockholders. In fact, IGPAC and Parent executed a letter of intent on January 10, 2008, and the business combination with Negevtech was announced on January 14, 2008.

—	In the event of the consummation of the Merger, Payments to service providers will be paid out of the Trust Fund as contemplated in the Agreement.

Section 3.14

        None

Section 3.17

        D&O insurance policy in the form provided to Parent’s counsel.

Section 3.18(b)

        Carmel Vernia, Matty Karp and Dror Gad are directors and officers of IGPAC.

Section 3.19

—	Franchise Tax due to the State of Delaware in an amount of approximately $84,200.

—	IGPAC was incorporated in the U.S. and is a tax resident of the U.S. under U.S. tax law. Its management has endeavored to ensure that the control and management of IGPAC’s business and activities (as defined under Israeli tax law) are not exercised in Israel. No assurance can be given that the Israeli tax authorities will accept this position.

Section 3.21(a)

        Set forth below is a complete and accurate list of all IGPAC Contracts, specifying the parties thereto.

—	Agreement by and between IGPAC and Deutsche Bank AG dated January 13, 2008 for the provision of advisory and investment banking services (“Broker Agreement”).

—	Administrative Services Agreement by and between IGPAC and BISYS Private Equity Services, Inc. dated August 18, 2005.

—	General and Administrative Services Letter Agreement between IGPAC and Danash Investment and Management Ltd.

—	Agreement by and between IGPAC and BDO Ziv Haft dated January 1, 2008 for the provision of financial consulting services.

—	Certificate of Appointment of American Stock Transfer & Trust Company (“AST”), dated July 12, 2006, appointing AST as transfer agent and registrar.

—	Registration Rights Agreement by and among IGPAC, Matty Karp, Carmel Vernia, Dror Gad, Lior Samuelson, Rhodric Hackman, David Ballarini and George Harvey, dated January 31, 2006.

—	Registration Agreement by and among IGPAC, Matty Karp, Carmel Vernia, Dror Gad, Lior Samuelson, Rhodric Hackman, David Ballarini and George Harvey, dated February 2, 2006.

—	Underwriting Agreement by and between IGPAC and HCFP/Brenner Securities LLC dated July 11, 2006 (“Underwriting Agreement”).

—	Agreement by and between IGPAC and Yigal Arnon & Co., for the provision of legal services (“Representation Agreement”).

—	Agreement by and between IGPAC and Greenberg, Traurig LLP, for the provision of legal services (“US Representation Agreement”).

—	Exchange Agreement.

—	D&O Insurance Policy.

—	Agreement by and between IGPAC and Giza, Singer, Even Ltd.

—	Agreements with Minor Providers.

—	Waivers and Non-Disclosure Agreements between IGPAC and various companies with which IGPAC investigated the possibility of entering into a business combination.

Section 3.21(b)

        IGPAC is currently in the process of negotiating amendments to each of the Underwriting Agreement and the Broker Agreement, on the basis of the forms attached hereto as Exhibits L and Exhibit M respectively (see Section 3.25 hereto).

Section 3.21(c)

        See 3.21(b) hereto

Section 3.22

        None.

Section 3.25

—	Broker Fee: $450,000 excluding taxes due to Deutsche Bank AG in accordance with the amendment to the Broker Agreement, in the form currently contemplated in Exhibit M; subject to the approval of the amendment by Deutsche Bank AG.

—	Underwriting Fee: $600,000 due to HCFP/Brenner Securities LLC in accordance with the amendment to the Underwriting Agreement, in the form currently contemplated in Exhibit L; subject to the approval of the amendment by HCFP Brenner Securities LLC.